Exhibit 6.7

MUSIC SUPERVISOR AGREEMENT

This agreement (“Agreement”) dated as of September 8, 2021 between BPLA LLC, a Louisiana limited liability company (“Company”) located at 330 Marshall Street, Suite 1000, Shreveport, LA 71101, and Critical Solutions, Inc. (“Lender”), a California corporation located at 30 N. Gould Street, Suite N, Sheridan, Wy. 82801 , for the services of Barry Coffing and Andrew Lane (“Supervisors”) in connection with that motion picture currently entitled “The Man in the White Van” (the “Picture”).

1.	Services

(a)            Company hereby engages Lender, to provide the services of the Supervisors to perform the services noted herein, in connection with the motion picture currently entitled “The Man in the White Van” as determined by Company in its sole discretion (and at Company’s direction) all services customarily performed by music supervisors in the television, film and motion picture/media industry, including, but not limited to:

(i)              Assisting with the selection and clearance of pre-existing music, for use in and in connection with the Picture. All such music is referred to collectively as “Music” of which such initial selection is listed on Exhibit “B” hereto which is incorporated by reference. Supervisors shall negotiate and obtain clearances and quote confirmations within Company’s parameters and subject to Company’s approval for all pre-existing Music which has a budget cap “all in” of US$100,000 and no overages are approved. For the avoidance of doubt, Company shall be the named party in the licensing and acquisition of Music rights and all such agreements must be approved in writing in advance by Company, and accordingly, neither Lender nor Supervisors shall have any rights to execute any agreements in Company’s name.

(ii)            Causing playback material to be recorded and delivered as required;

(iii)           Supervising and attending on-camera music performances, if applicable;

(iv)           Assembling and delivering to Company accurate music credits for use in screen credits;

(v)            Providing accurate music cue sheet information to the music editor of the Picture;

(vi)           Assisting with the delivery of physical, digital and other elements of the Music, including, but not limited to, master recordings, digital files, credit information, and lyrics and obtaining all mater and sych license agreements that will adhere to any and all delivery requirements of Company related to the Picture; and

(vii)          Coordinating the conversion of Music for the Picture, as applicable.

(b)            It is of the essence of this Agreement that: Supervisors consult with Company's music and production personnel on a regular basis; Supervisors be personally available (subject to reasonable notice) to Company for consultation, meetings and performance of all services hereunder; Supervisors promptly inform Company regarding all of Supervisors’ communications with any of the producers of the Picture; Supervisors work within the limits of the Company- approved budgets and deadlines for the Picture when making recommendations to Company, the producer and/or any distributors; and Company have final and sole approval and control over all aspects of the Music for the Picture, and any singles, in which respect:

(i)             All agreements with all third parties furnishing services or granting rights with respect to the Music shall be prepared and reviewed by Company.

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(ii)            Neither Lender nor Supervisors shall have any authority to make any commitment on Company's or any distributor’s behalf or to bind them in any manner.

(iii)            Lender’s and Supervisor's authority is limited to advice and recommendations. Neither Lender nor Supervisors shall enter into any agreement with, or make any warranty or representation to, any third party in respect of the Music.

(iv)           Supervisors shall not facilitate the writing or recording of any material for the Picture or without first obtaining Company’s prior written approval.

2.	Term

Lender shall cause Supervisors to be available to render services hereunder on a non-exclusive, first- priority basis commencing on the date hereof, and ending on the completion of all services required hereunder (the “Term”), it being understood that Company shall have the right to discontinue Lender’s and Supervisor’s engagement hereunder at any time, subject to payment to Lender of any earned, but unpaid, compensation. Any services which Supervisors may render for his own account or for any third party shall not interfere with the full and timely performance of Lender’s obligations to Company hereunder.

3.	Rights

(a)            All results and proceeds of Lender’s and Supervisor’s services in connection with the Picture shall be deemed “work-made-for-hire,” specially-ordered or commissioned by Company within the meaning of the copyright laws of the United States. Company shall exclusively and perpetually own all now known or hereafter existing rights of every kind, throughout the world, in and to all such results and proceeds, including, but not limited to, copyrights pursuant to the U.S. Copyright Act of 1976, and pursuant to any similar or analogous laws, and any and all extensions or renewals thereof; all rights pursuant to European Union directives and regulations; and all related rights. In the event that operation of law prohibits or impairs Company’s full and complete ownership of such results and proceeds, this Agreement will constitute an irrevocable assignment of any and all such rights in and to such results and proceeds by Lender and Supervisor to Company. Lender and Supervisor waive any so-called "droit moral" or "moral rights" (if any) with respect to any such results and proceeds. Lender warrants and represents on behalf of itself and Supervisors that such results and proceeds are original with Supervisors, and neither such results and proceeds, the use thereof, nor the exercise of any rights granted to Company hereunder will infringe upon the rights of any person or entity.

(b)            Lender hereby grants to Company the non-exclusive right to use and publish Supervisor’s name, voice, approved picture, and approved biography solely for the purpose of publicizing or exploiting the rights granted and services rendered to Company hereunder. In no event shall Supervisor’s name or likeness be used to endorse any service or product, provided that no use thereof in connection with the Picture shall be deemed an endorsement.

4.	Compensation

(a)            (i) Provided Lender is not in breach or default hereunder, Company will pay Lender a flat fee of Twenty-Five Thousand Dollars (US$25,000) (“all in” for both Supervisors) subject to, the satisfactory completion of Services, the grant of all rights required to be granted by Lender, and Company's rights of suspension and/or termination in the event of force majeure, disability or material default. Said amount shall be payable following Lender’s completion of Services related to the Picture as noted herein.

(ii)            Notwithstanding the foregoing, no monies will be payable hereunder prior to Company’s receipt of this Agreement signed by Lender and an appropriate invoice and tax materials.

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(iii)           The compensation payable to Lender hereunder shall be inclusive of any applicable union scale otherwise payable to Supervisor in connection with the Picture, and shall be subject to the applicable laws and regulations now or hereafter in existence requiring the deduction or withholding of payments for income or other taxes payable by or assessable against Supervisors. Lender shall be solely responsible for making and paying any and all deductions, withholdings and other taxes required under such laws and regulations, and Supervisors shall indemnify, save and hold Company harmless from any and all damages, liabilities, costs, losses and expenses (including reasonable legal costs, reasonable outside attorneys' fees and any penalties) arising out of or connected with any failure on the part of Supervisors to make or pay any such deductions, withholdings or other taxes.

(b)  Except as may be provided otherwise herein, if Company requires Supervisors to travel beyond the reasonable vicinity of Los Angeles and Supervisor’s residence (if not Los Angeles) to perform the services required hereunder, Company shall furnish Supervisors with appropriate transportation and per- diems consistent with engagements of this nature, subject to Supervisors coordinating and having all such travel arranged by Company’s travel representative or travel department.

(c)  The compensation payable hereunder is inclusive of all third parties and support staff Lender may require in connection with the rendition of Lender’s and Supervisor’s services hereunder.

(d) No other amounts shall be due Lender or Supervisors hereunder.

5.	Credit

Provided that Lender is not in breach or default hereof:

(a)            Provided further that Lender and the Supervisors perform all services hereunder in connection with terms hereunder, Company shall credit Supervisors on screen on a shared card in the end titles of the Picture substantially as follows, subject to any applicable union or guild regulations, and to the broadcast standards and operating policies and practices established and determined by the primary licensee(s) or distributors of the Picture:

Music Supervisors: Barry Coffing and Andrew Lane courtesy of Critical Solutions

(b)  All other aspects of such credit shall be at Company’s discretion. No casual or inadvertent failure of Company to comply with the provisions hereof with respect to credit, no failure of any third party to comply with its agreement with Company relating to such credit, no error or omission in giving credit due to acts of third parties, nor where the exigencies of time make the giving of credit impracticable, shall constitute a breach of this Agreement by Company or any such third party. Without limiting the foregoing, if Lender gives Company written notice that Company has failed to comply with the credit provisions hereof, Company shall undertake reasonable efforts to cure such failure prospectively, provided such failure is in all respects reasonably capable of being cured.

6.	Miscellaneous

(a)            All approvals, requirements, requests, determinations, and designations to be made by Company hereunder shall be made, if at all, in Company’s sole discretion.

(b)            Lender represents and warrants that Lender and Supervisors have the right to enter into and perform this Agreement, free of claims from any third party. Lender agrees to indemnify defend and hold harmless Company from all costs, damages or expenses (including reasonable outside attorneys’ fees) incurred in connection with the breach or alleged breach of any representation, warranty or agreement made by Lender herein which matter has been reduced to final judgment or settled with Lender’s prior written consent (such consent not to be unreasonably withheld).

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(c)            Company may assign this Agreement in whole or in part, provided Company shall remain secondarily liable with respect thereto. Neither Lender nor Supervisors may assign this Agreement or any part hereof or any of their obligations or services hereunder.

(d)            Notices and payments will be sent to the applicable address first hereinabove set forth by any generally-accepted, reliable manner of delivery with confirmation of receipt.

(e)            (i) In the event of any breach of the provisions of the Agreement by Company, Lender’s and Supervisor’s rights and remedies shall be limited to an action at law for money damages actually suffered by Lender. In no event shall Lender or Supervisors be entitled to rescission, injunction, or other equitable relief, or to terminate the Agreement, or to enjoin or restrain the distribution, exhibition, exploitation, or marketing of the Picture, the Soundtrack Album, or any record derived therefrom. Moreover, neither Lender nor Supervisor shall be entitled to recover money damages by reason of any breach by Company, unless Company has failed to remedy such breach within a reasonable time following receipt of Lender’s notice thereof; or, if the breach cannot be cured within a reasonable time, if Company does not commence to cure such breach within a reasonable time and diligently continue to so cure thereafter.

(ii) Lender acknowledges that the services to be rendered by Supervisors hereunder are of a unique and extraordinary character, the loss of which cannot be adequately compensated in damages, and that in the event of a breach or threatened breach by Lender of any term hereof, Company will be caused immediate irreparable injury and damage. Accordingly, Company shall be entitled to equitable relief to prevent such breach and to prevent Supervisors from performing services for Lender, or any third party other than Company, or on Supervisor’s own behalf. Company’s resort to any such equitable relief shall not be deemed as a waiver of any other rights or remedies to which Company may be entitled.

(f)             Nothing contained herein shall be deemed to constitute a partnership, joint venture, or employer/employee relationship between the parties hereto, and neither party shall hold itself out contrary to the provisions of this sentence.

(g)            This Agreement constitutes the entire agreement between Company and Lender with regard to the subject matter hereof, and all prior negotiations, or proposed agreements, agreements or understandings, written or oral, between Company and Lender are deemed superseded and replaced hereby. Both parties acknowledge and agree that neither party has made any agreement, representation, or warranty whatsoever, express or implied, not contained herein concerning the subject matter of this Agreement, in order to induce the other party to execute this Agreement. This Agreement may be modified only by a writing signed by the party to be bound. This Agreement, includes this agreement and any exhibits and schedules thereto, all of which are incorporated herein (“Agreement”).

(h)            This Agreement shall be governed by the laws of the State of Florida applicable to agreements executed and wholly performed therein and shall not be modified except by a written document executed by both parties hereto. In the event of any dispute between Lender, Company and Supervisors, the parties shall use good faith efforts to resolve such dispute and, if such attempts are unsuccessful, all parties shall submit to mediation and then arbitration (as noted below) in Duval County, Florida.

In the event of said mediation, Supervisors and Company will mutually select the mediator. If the parties need assistance in gathering the names of potential mediators, the parties will obtain a list provided by the American Arbitration Association, J.A.M.S., a State Mediation and Conciliation Service, or another similar agency who will assist the parties in attempting to reach a settlement of the dispute.

In the event the mediation noted hereunder is unsuccessful, Supervisors, Lender and Company will submit to JAMS arbitration and mutually select the arbitrator. If the parties cannot agree on an arbitrator, then a list of five (5) arbitrators, experienced with respect to the type of dispute hereunder, shall be provided by the American Arbitration Association, or from an organization of retired judges. The parties will select the arbitrator by alternately striking names from the list. The selection process will begin with the Company striking the first name from the list. The last name remaining on the list will be the arbitrator selected to resolve the controversy. Upon selection, the arbitrator shall set an appropriate time, date and place for the arbitration, after conferring with the parties to the controversy.

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The arbitrator may award any form of equitable or legal relief that Company could recover in a court action, including, but not limited to, interim awards, provisional remedies, temporary injunctive relief, orders for specific performance, declaratory relief or damages. Any interim awards or provisional remedies or relief may be conditioned on the provision of appropriate security by the party seeking such relief. Notwithstanding the foregoing, a party who is in immediate need of an interim or provisional remedy or relief but is unable to obtain said remedy or relief, due to the fact that an arbitrator has not been selected or the arbitrator is unable to grant the requested remedy or relief, may, in accordance with applicable Florida statutes, the parties may seek from a court any interim or provisional remedy or relief that is necessary to protect the rights or property of that party. A request for an interim award or provisional remedy or relief addressed by Company to the court shall not be deemed incompatible with this Agreement, nor constitute a waiver of the right to compel arbitration.

The arbitrator shall issue a written opinion and award, which the arbitrator must sign and date, setting forth the legal principles and conclusions of law and fact that support each part of the opinion. Any party may apply to any court of general jurisdiction for entry and enforcement of judgment based on the arbitration award.

Mediation and arbitration fees and related administrative costs shall be split between the parties.

The arbitrator, and not any federal, state, or local court or agency, shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this Agreement. In the event any provision of this clause is determined to be illegal, invalid, or unenforceable, such term or provision shall be enforced to the extent permissible under the law and all remaining terms and provisions of this Agreement shall continue in full force and effect.

(i)             Neither Lender nor Supervisors shall select, create or recommend the use of any musical material in or in connection with the Picture if such use causes or would cause Lender and/or Supervisors to receive a financial benefit other than the compensation provided in this Agreement, regardless of whether such financial benefit takes the form of ownership of such musical material or payment from a third party for such use. Company may immediately terminate this Agreement, and demand that Lender return any compensation paid hereunder, upon discovery of any breach by Lender of this paragraph 6(i).

(j)             Lender acknowledges on behalf of Supervisors that any offer of employment hereunder is subject to and contingent upon Lender’s ability to prove Supervisor’s identity and employment eligibility as required by the Immigration Reform and Control Act of 1986, and Lender hereby agrees to cause Supervisor to complete, execute and deliver to Company an Employment Eligibility Verification (“Form I-9”), together with documentation of Supervisor’s employment eligibility, within a reasonable time after Lender’s execution of this agreement or commencement of services, whichever is earlier. If Lender fails to verify and deliver the Form I-9 as provided above, Company has the right, by notice to such effect given to Lender to terminate the Agreement and thereupon Supervisor’s employment hereunder shall cease and terminate and neither party has any right, duty or obligation to the other under the Agreement except such as has accrued prior to the effective date of termination.

(k)            Lender and Supervisors shall execute and deliver to Company such further documents, and do such other acts, consistent with the terms hereof as reasonably may be required by Company in support of its rights hereunder. If, after receipt of written request therefor, Lender and/or Supervisors fail to comply with any such request within a reasonable time, each of Lender and Supervisors hereby appoint Company as their respective attorney-in-fact with the right and power to execute, acknowledge and deliver the same in their respective names and on their respective behalf, which appointment is a power coupled with an interest and shall be irrevocable, provided that Company shall provide Lender and/or Supervisors with a copy of any document executed by Company on their respective behalf.

(l)             Neither Lender nor Supervisors shall disclose any information or material which would reasonably be considered confidential, including, but not limited to, by way of interview, blog, “tweet,” Instagram, online post or other publication. Lender and Supervisors are jointly and severally liable for any uncured material breaches.

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(m)           Any additional music rights, licensing, or compositions for any of the songs or works hereunder are all subject to the prior written approval of Company and any such additions not approved by Company shall be the sole financial responsibility of Lender.

AGREED AND ACCEPTED:

BPLA, LLC

By: /s/ Gary Kompothecras

Gary Kompothecras

an authorized signatory

AGREED TO AND ACCEPTED BY:

Lender: Critical Solutions, Inc.

By: /s/ Robert Munck

Robert Munck

an authorized signatory

Fed. Id. No.: __________________

Supervisors:

/s/ Barry Coffing

Barry Coffing

/s/Andrew Lane

Andrew Lane

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INDUCEMENT

In order to induce BPLA, LLC (“you”) to enter into the above agreement with my furnishing company, Critical Solutions, Inc.. (“my furnishing company”), and in consideration of the execution thereof by you, I guarantee both my furnishing company’s and my performance of our obligations under such agreement, as well as all representations, warranties and other covenants contained therein. I further represent and warrant that my furnishing company and I are free to enter into the above agreement, that I shall render the services required to be rendered by both my furnishing company and by me to you, and that I shall look solely to my furnishing company for any and all compensation thereunder.

/s/ Barry Coffing

Barry Coffing

SUPERVISOR

In order to induce BPLA, LLC (“you”) to enter into the above agreement with my furnishing company, Critical Solutions, Inc.. (“my furnishing company”), and in consideration of the execution thereof by you, I guarantee both my furnishing company’s and my performance of our obligations under such agreement, as well as all representations, warranties and other covenants contained therein. I further represent and warrant that my furnishing company and I are free to enter into the above agreement, that I shall render the services required to be rendered by both my furnishing company and by me to you, and that I shall look solely to my furnishing company for any and all compensation thereunder.

/s/Andrew Lane

Andrew Lane

SUPERVISOR

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EXHIBIT “A”

To the attached Agreement, dated September 8, 2021, between BPLA, LLC and Critical Solutions, Inc. f/s/o Barry Coffing and Andrew Lane.

CERTIFICATE OF AUTHORSHIP

Please refer to the agreement, dated as of September 8, 2021 between Critical Solutions, Inc. (“Lender”) and BPLA, LLC (“Company”), for the Lender providing the services of both Barry Coffing and Andrew Lane (Lane and Coffing referred to as “Supervisors”) in connection with the television Picture currently entitled “The Man in the White Van”( the “Picture”). Until said agreement is fully- signed, the following shall be in full force and effect. After such signature, the following shall be subject to the terms of said agreement:

Each of Lender and the Supervisors certifies and agrees that in consideration of the sum of a flat fee of twenty-five thousand dollars ($25,000) and for other good and valuable consideration, receipt of which is hereby acknowledged, Company has engaged Lender to furnish Supervisors’s services for the Picture, and that all material (whether musical, lyrical, or otherwise) (“Material”) to be created, submitted, furnished, and/or contributed by Supervisors in connection with the Picture is a “work-made-for-hire,” specially ordered or commissioned by Company for use as part of a motion picture or other audio-visual work or compilation within the intendment of the United States copyright law, and Company shall be deemed the author of the Material for all purposes, and entitled to all copyrights therein (e.g., all musical work and sound recording copyrights) under the United States copyright law, and any other similar or analogous laws (whether domestic or foreign), including all existing and/or future extensions and renewals thereof, as well as the right to make such changes in the Material and such uses of the Material in any and all media, whether now or hereafter known, throughout the universe in perpetuity, as Company may from time to time determine as such author. To the extent that any rights in the Material are not work-made-for-hire, each of Lender and Supervisors hereby irrevocably assigns and transfers all such rights to Company.

Each of Lender and Supervisors hereby warrants that the Material is original with Supervisors (except incidental material in the public domain (provided that Supervisors advises Company in writing at the time of Supervisors’s submission to Company of any such material as to what material Supervisors used which Supervisors believes to be in the public domain)); the Material does not violate any copyright or other ownership right of any person or entity; the Material is not the subject of any litigation or claim that might give rise to litigation; and that to the best of Lender’s and Supervisors’s knowledge, or that which Lender and/or Supervisors should have known exercising reasonable prudence and diligence, the Material does not defame Company or any third party, or infringe upon or violate any right of privacy or publicity, or any other right of Company or any third party. In exchange for the consideration provided herein, each of Lender and Supervisors, and each of their successors-in-interest, heirs, executors, administrators and assigns, hereby irrevocably and unconditionally waives any and all moral rights, droit moral, and author’s rights (including, but not limited to, rental and lending rights) that Lender and/or Supervisors may have in or to the Material, and the performances embodied therein, including, but not limited to, any right or entitlement pursuant to Sections 77-80 (inclusive) of Chapter IV of the Copyright Designs and Patents Act of 1988, and any modifications thereof. Each of Lender and Supervisors further represents that neither Lender nor Supervisors has granted or transferred any rights in or to the Material to any third party, and that neither has done nor will do anything which has impaired or will impair the rights granted to Company hereunder, and that to the best of Lender’s and Supervisors’s knowledge, with the exception of material in the public domain, there has been no publication or other use of the Material anywhere in the universe.

Without limitation of the foregoing, Lender hereby assigns to Company in perpetuity, on behalf of itself and Supervisors, and each of their successors-in-interest, heirs, executors, administrators, and assigns, all economic rights in and to the Material and the Picture, if any, and any derivative works based thereon, which are, at any time, granted by domestic, foreign, or multinational legislation, including, but not limited to, European Union or other legislation or directives concerning remuneration pursuant to any blank audio/visual tape levy, rental, lending, neighboring, public performance rights and/or rights in respect of satellite and cable retransmission broadcasts in European Union member states or otherwise. To the extent permitted under any collective bargaining agreement which may be or become applicable, Lender acknowledges that the compensation set forth referred to herein includes fair and adequate consideration for this assignment, and that such consideration is an adequate part of the revenue derived or to be derived by Company from such rights.

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Executed as of the 8th day of September, 2021.

Lender:	Company:

By: /s/ Robert Munck Robert Munck	By: /s/ Gary Kompothecras Gary Kompothecras
Its: Director	Its: Mgr

Supervisors:	Supervisors:

Barry Coffing:	Andrew Lane
/s/ Barry Coffing	/s/Andrew Lane

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Exhibit “B”

Cues for delivery

and deadlines

MUSIC SUPERVISOR: MUSIC CUES TO DELIVER

(Script pages noted below)

MUSIC CUES

Sc. 11 (Page 5)

CUE 1. Lynyrd Skynyrd “Free Bird”

or other actual Southern Rock Track

Note: Need a real original song to suggest Annie’s appreciation of Southern Rock. This will carry over to her conversations with Mark.

CUE 2. Margaret’s music blasts!

Note: Suggest a different style of music from Annie but period appropriate

Sc. 17

CUE 2.A DO

This is youth choir sings in church.

Sc. 40 (page. 20)

CUE 3: open to suggestion - for dance

CUE 4: Air Supply’s “I’m All Out Of Love” (re-record)

Sc. 66 (page 32)

Creative Reference for Cue 1.

ANNIE: I like Creedence, Marshall Tucker, Doobie Brothers, Allman Brothers, Little Feat, Black Oak Arkansas...

MARK: Skynyrd?

ANNIE: Definitely! (mildly impressed) Free Bird‘s kind of my go to... That or Midnight Rider.

ALL THE FOLLOWING “HAPPY TOGETHER” NEED TO BE SIGNED/SECURED BY: SEPT. 20, 2021

Creative Reference for Cue 5

verbal mention of song “Happy Together”

Sc. 87 (page 40)

The Turtles “Happy Together”

visual: album cover art work - The Turtles “Happy Together”

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Sc. 88 (page 40)

visual: physical record - The Turtles “Happy Together”

Sc. 89 & Sc. 90 (page 40)

CUE 5: Annie plays The Turtles “Happy Together”

Sc. 181 -183 (page 85)

CUE 10: The Turtles “Happy Together” plays from the Van’s 8track stereo.

Sc. 183 (page 86)

CUE 11: The Man whistles the “Happy Together” melody

REMAINING CUES

Sc.. 92, 93, 94 (Page 41-42)

CUE 6: Music BLARES from Margaret’s room

Supervisors may suggest a different style of music from Annie but period appropriate

Sc. 172 (page 80)

CUE 7: Background track 1 at Halloween Party

Sc. 173 (page 81)

CUE 8: Background track 2 at Halloween Party

Sc. 175 (page 81)

CUE 9: Background track 3 at Halloween Party

Sc. 194 (page 90)

CUE 12: Margaret listens to an LP while talking on the phone

Sc. 197 (page 91)

CUE 13: Margaret still phone with Kyle and listening to music.

Sc. 200 (page 92)

CUE 14” Margaret puts on a new LP as the phone rings.

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